Exhibit 23.2

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of Bitmine Immersion Technologies, Inc (the “Company”) on Form S-8, of our report dated November 21, 2025, on our audits of the consolidated financial statements as of August 31, 2025, and for the year then ended, which report is included in this Registration Statement to be filed on or about February 4, 2026.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)
Henderson, Nevada
February 4, 2026

9555 S. Eastern Avenue, Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com